Exhibit 99.1
Essential Properties Realty Trust, Inc. Announces Quarterly Dividend of $0.25 per Share for the Third Quarter of 2021

September 2, 2021

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock for the third quarter of 2021. This represents an annualized dividend of $1.00 per share of common stock. The dividend is payable on October 14, 2021 to stockholders of record as of the close of business on September 30, 2021.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2021, the Company’s portfolio consisted of 1,325 freestanding net lease properties with a weighted average lease term of 14.0 years and a weighted average rent coverage ratio of 3.2x. As of the same date, the Company’s portfolio was 99.8% leased to 281 tenants operating 402 different concepts in 16 industries across 44 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0626
info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.